SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

          Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                       under Sections 13 and 15(d) of
                    the Securities Exchange Act of 1934

                       Commission File Number 1-12909

                        International CompuTex, Inc.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

                 5500 Interstate North Parkway, Suite 507,
                           Atlanta, Georgia 30328
            ---------------------------------------------------
            (Address, including zip code, and telephone number,
                    including area code, of registrant's
                        principal executive offices)

                  Common Stock, par value $0.001 per share
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
               ----------------------------------------------
               (Titles of all other classes of securities for
              which a duty to file reports under Section 13(a)
                             or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]      Rule 12h-3(b)(1)(ii)       [  ]
Rule 12g-4(a)(1)(ii)    [ ]      Rule 12h-3(b)(2)(i)        [  ]
Rule 12g-4(a)(2)(i)     [ ]      Rule 12h-3(b)(2)(ii)       [  ]
Rule 12g-4(a)(2)(ii)    [ ]      Rule 15d-6[
Rule 12h-3(b)(1)(i)     [X]

             Approximate number of holders of record as of the
                     certification or notice date: One


                  Pursuant to the requirements of the Securities Exchange Act of 1934, International CompuTex, Inc., a Georgia corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 24, 1999                 By: /s/ Haim E. Dahan
                                         -----------------------------------
                                          Name:  Haim E. Dahan
                                          Title: President